Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 12, 2026, relating to the financial statements of KORU Medical Systems, Inc., appearing in the Annual Report on Form 10-K of KORU Medical Systems, Inc. for the fiscal year ended December 31, 2025.

/s/ Cherry Bekaert LLP

Tampa, Florida

November 10, 2026